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                                                                     Exhibit 4.3

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 24th day of October 1997 by and between SecurFone America, Inc. (the "Corporation"), a Delaware corporation, and Derek Davis (the "Employee").

                             EXPLANATORY STATEMENT

          A. The Corporation is engaged in the business of telecommunications.

          B. The Employee has specialized expertise in the operation of telecommunications companies.

          C. The Corporation desires to employ the Employee as Vice-President and Chief Operating officer and to render such services as shall be assigned reasonably, from time-to-time, to the Employee by the Board of Directors or by the President of the Corporation, and the Employee is willing to accept such employment, upon the terms and conditions hereinafter provided.

           NOW, THEREFORE, in consideration of the Explanatory Statement, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties set forth, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

           1. Employment. The Corporation hereby employs the Employee as the Vice-President and Chief Operating Officer of the Corporation and to render such services for and on behalf of the Corporation as may be assigned reasonably, from time-to-time, to the Employee by the Board of Directors or by the President of the Corporation (the "Services"). The Employee hereby accepts such employment with the Corporation and agrees to render the Services for and on behalf of the Corporation on the terms and conditions set forth in this Agreement. The power to direct, control and supervise the Services to be performed, the means and manner of performing the Services and the time for performing the Services shall be exercised by the Board of Directors or the President of the Corporation; provided, however, that the Board of Directors or the President shall not impose employment duties or constraints of any kind which would require the Employee to violate any law, statute, ordinance, rule or regulation now or hereinafter in effect.

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           2. Term. The term (the "Initial Term") of this Agreement shall commence on the date hereof and, subject to the further provisions of this Agreement, shall end on Oct 24, 1998; provided, however, this Agreement shall be automatically renewed for successive one-year periods (a "Renewal Term") unless, at least 60 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

           3. Performance of Services. The Employee shall devote all of his time exclusively to the Corporation's business and shall render the Service to the best of his ability for and on behalf of the Corporation. The Employee shall comply with all laws, statutes, ordinances, rules and regulations relating to the Services. Unless having first received the written consent of the Corporation, during the term of this Agreement the Employee shall not, at any time or place, directly or indirectly, engage or agree to engage in the telecommunications business with or for any other person or entity to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement.

           4.  Compensation.

                  4.1 During the term of this Agreement, the Employee will earn an annual salary of $100,000 ("Salary") of which $75,000 will be payable in equal consecutive weekly installments. The parties agree that the balance of such annual Salary shall be accrued and deferred without interest and shall be payable upon the earlier of (i) a determination by the Board of Directors or the President of the Corporation that the Corporation has sufficient revenues or capital for payment of the accrued and deferred Salary, or (ii) October 1, 1998, and upon the occurrence of either (i) or (ii) above, Employee's annual Salary of $100,000 shall be payable in equal consecutive weekly installments.

                  4.2 Prior to the date of this Agreement, Employee provided significant services to the Corporation on a consulting basis. As full compensation for such consulting services, the Corporation shall issue to Employee 20,000 shares of the Corporation's common stock. Such shares shall be validly issued, fully paid and non-assessable.



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           5.   Vacations and Benefits.

                5.l. During each 12-month period during the Initial Term and any Renewal Term of this Agreement, the Employee shall be entitled to vacation time of not less than three (3) weeks, during which time the Employee's Salary shall be paid in full. The Employee shall take his vacation at such time or times as shall be approved by the Corporation, which approval shall not be unreasonably withheld.

                5.2. The Employee shall be entitled to such benefits as the Board of Directors shall lawfully adopt and approve.

           6.   Disability.

                6.1. As used herein, the Employee shall be "disabled" or have a "disability" for purposes of this Agreement if the Employee shall have an illness, injury, or other physical or mental condition which results in the Employee's inability to perform substantially the duties he performed in his employment capacity under this Agreement to the extent he was performing such duties immediately prior to the commencement of such condition.

                6.2. In the event that the Employee shall be disabled for not more than ninety (90) days during any 12-month period, then the Employee, during the continuance of such disability, shall remain employed by the Corporation hereunder and shall continue to receive his Salary pursuant to Section 4 of this Agreement and otherwise have all of the rights and be subject to all of the Employee's obligations and duties under this Agreement, other than the obligation and duty to render the Services otherwise in accordance with this Agreement.

                6.3. In the event that the Employee shall be disabled for more than ninety (90) days during any 12-month period, but not more than one hundred eighty (180) days during any 12-month period, then from and after the expiration of the 90th day and during the continuance of such disability up to and including the day immediately preceding the 181st day, the Employee shall be deemed to have taken a leave of absence from the Corporation commencing on the 91st day of such disability and, during the continuance of such disability, the following provisions shall apply:

                    6.3.1. The Employee's Salary shall be apportioned up to and including the 90th day of such disability and from and after the 90th day of



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such disability and up to and including the day immediately preceding the 181st day, the Corporation shall pay Salary to the Employee at the rate of one half (1/2) the Salary specified in Section 4 of this Agreement.

                    6.3.2. The Corporation, in the sole discretion of its Board of Directors, shall have the right and power to remove the Employee from the position of Vice-President and Chief Operating Officer of the Corporation or to delegate all or any portion of the Employee's duties as Vice-President and Chief Operating Officer of the Corporation to one or more other employees of the Corporation.

                    6.3.3. The Employee shall otherwise have all of the rights and be subject to all of the Employee's obligations and duties under this Agreement, except that the Employee shall have no obligation or duty to render the Services otherwise in accordance with this Agreement; provided, however, that the Corporation shall be excused from providing any insurance coverages or benefits which, by reason of the Employee's disability, the Corporation shall not be able to obtain, continue or maintain at substantially the same cost and expense or on substantially the same terms and conditions that the Corporation was able to obtain, continue or maintain immediately prior to the commencement of the Employee's disability.

                    6.4. In the event that the Employee shall be disabled for more than one hundred eighty (180) days in any 12-month period, the employment of the Employee hereunder shall cease and terminate pursuant to Section 10 hereof.

                    6.5. If the Corporation and the Employee are unable to agree whether the Employee is disabled within the meaning of this Section 6, then this limited issue shall be submitted to and settled by binding arbitration under and pursuant to the Delaware Uniform Arbitration Act and the rules and regulations of the American Arbitration Association, and the decision in such arbitration shall be final, conclusive and binding upon each of the parties and judgment may be entered thereon in any court of competent jurisdiction. No other issue shall be submitted to or settled by binding arbitration under this Agreement.

          7.  Confidential Information.

                    7.1. The Employee acknowledges that in the Employee's employment hereunder, the Employee will be making use of, acquiring and adding to the Corporation's trade secrets and its confidential and proprietary



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  information of a special and unique nature and value relating to such matters as, but not limited to, the Corporation's business operations, internal structure, financial affairs, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services equipment and methods used and preferred by the Corporation's clients and business partners, all of which shall be deemed to be confidential information. The Employee acknowledges that such confidential information has been and will continue to be of central importance to the business of the Corporation and that disclosure of it to or its use by others could cause substantial loss to the Corporation. In consideration of employment by the Corporation, the Employee agrees that during the Initial Term and any Renewal Term of this Agreement and upon and after leaving the employ of the Corporation for any reason whatsoever, the Employee shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by the Employee as a result of the Employee's employment with the Corporation or any trade secrets of the Corporation, but shall hold all of the same confidential and inviolate.

                  7.2. All contracts, agreements, financial books, records, instruments and documents; client lists; memoranda; data; reports; programs; software; tapes; rolodexes; telephone and address books; letters; research; card decks; listings; programming; and any other instruments, records or documents relating or pertaining to clients serviced by and business partners of the Corporation or the Employee, the Services rendered by the Employee, or the business of the Corporation (collectively, the "Records") shall at all times be and remain the property of the Corporation. Upon termination of this Agreement and the Employee's employment under this Agreement for any reason whatsoever, the Employee shall return to the Corporation all Records (whether furnished by the Corporation or prepared by the Employee), and the Employee shall neither make nor retain any copies of any of such Records after such termination.

                  7.3. All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by the Employee while employed by the Corporation which relate in any manner whatsoever to the business, existing or proposed, of the Corporation or any other business or research or development effort in which the Corporation or any of its subsidiaries or affiliates engages during Employee's employment by the Corporation will be disclosed promptly by the Employee to the Corporation and shall be the sole and exclusive property of the Corporation. All copyrightable works created by the Employee and



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  covered by this Section 7.3 shall be deemed to be works for hire. The Employee shall cooperate with the Corporation in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Corporation to evidence its ownership thereof throughout the world, and shall cooperate with the Corporation in obtaining, defending, and enforcing its rights therein.

           8. Indemnity. The Employee shall indemnify the Corporation, its officers, directors and stockholders (other than the Employee), and hold the Corporation, its officers, directors and stockholders (other than the Employee) harmless, from and against any and all actions, suits, proceedings, liabilities, damages, losses, costs and expenses (including attorneys' and experts' fees) arising out of or in connection with any breach or threatened breach by the Employee of any one or more provisions of this Agreement.

           9. Restrictive Covenants.

                  9.1. The Corporation and the Employee acknowledge and agree that the Employee's Services are of a special and unusual character which have a unique value to the Corporation, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with the Corporation could cause serious harm to the Corporation. Accordingly, the Employee covenants that for a period of one year after the Employee ceases to be employed by the Corporation for any reason whatsoever, the Employee shall not, without the prior written consent of the Corporation, directly or indirectly:


                      9.1.1. Offer to render any services or solicit the rendition of any services which were rendered by the Corporation during the two year period immediately preceding such cessation of the Employee's employment with the Corporation to any clients, business partners, customers or accounts of the Corporation who were such at any time during such two year period to or for the benefit or account of the Employee or to or for the benefit or account of any other person or entity.

                     9.1.2. Render or attempt to render any services which were rendered by the Corporation during the two year period immediately preceding such cessation of the Employee's employment with the Corporation to any clients, business partners, customers or accounts of the Corporation who were such at any time during such two year period to or for the benefit or account of the Employee or to or for the benefit or account of any other person or entity.

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                           9.1.3.  Solicit for employment or employ to or for
  the benefit or account of the Employee or to or for the benefit or account of any other person or entity any employee of the Corporation, nor shall the Employee urge, directly or indirectly, any client, business partners or referrer of clients, business partners, customers, or accounts of the Corporation to discontinue, in whole or in part, business with the Corporation or not to do business with the Corporation. For purposes of this Section 9.1.3 of this Agreement, the term "referrer of clients" shall mean any person or entity who or which referred a client, business partners, customer or account to the Corporation at any time prior to such cessation of the Employee's employment with the Corporation.

                           9.1.4.  Engage, either as a consultant, independent
  contractor, proprietor, stockholder, partner, officer, director, employee or otherwise, in any telecommunications business or otherwise compete with the Corporation in any state of the United States or in any foreign country, in each such case where the Corporation sold, licensed or otherwise engaged in the telecommunications business at any time during the two year period immediately preceding such cessation of the Employee's employment with the Corporation.

                    9.2. The parties hereto agree that to the extent that any provision or portion of Section 9.1 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

                    9.3. As the violation by the Employee of the provisions of Sections 7 and 9 of this Agreement would cause irreparable injury to the Corporation, and there is no adequate remedy at law for such violation, the Corporation shall have the right, in addition to any other remedies available at law or in equity, to enjoin the Employee in a court of equity from violating such provisions.

                    9.4. The provisions of Sections 9.1.1, 9.1.2, 9.1.3 and
  9.1.4 of this Agreement are cumulative. Compliance with Sections 9.1.1, 9.1.2,
  9.1.3 and 9.1.4 of this Agreement is a condition precedent to the Corporation's

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  obligation to make any payments of any nature to the Employee, whether under this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for a breach or threatened breach of Sections 7 and 9 of this Agreement.

                    9.5 As used in this Section 9, "clients," "business partners," "customers" and "accounts" shall include any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any such "clients," "business partners," "customers" or "accounts".

           10.  Termination of Employment.

                  10.1. Subject to Section 10.2 of this Agreement, the Corporation shall have the right to terminate the Employee's employment hereunder at any time and without prior written notice to the Employee upon the occurrence of any one or more of the following events: (i) the breach by the Employee of any covenant, promise or agreement of this Agreement; (ii) the voluntary or involuntary dissolution of the Corporation; (iii) the voluntary or involuntary liquidation or winding up of the Corporation; (iv) the disability of the Employee for more than one hundred eighty (180) days in any 12-month period pursuant to Section 6.4 of this Agreement; and (v) for cause, other than permitted in Section 10.1(i). Upon termination of the Employee's employment under this Agreement pursuant to this Section 10, neither party shall thereafter have any further rights, duties or obligations under this Agreement, except for the Employee's obligations and duties under Sections 7, 8 and 9 hereof, but each party shall remain liable and responsible to the other for all prior obligations and duties hereunder and for all acts and omissions of such party, its agents, servants and employees, prior to such termination.

                  10.2. Anything contained in Section 10.1 to the contrary notwithstanding, the Corporation shall not terminate this Agreement and the Employee's employment under this Agreement pursuant to Section 10.1(i) or (v) unless the Corporation shall have first given to the Employee 15 days' prior written notice of such termination which sets forth the grounds of such termination, and the Employee shall have failed to cure such grounds for termination within said 15-day period; provided, however, that the foregoing opportunity to cure shall be limited to no more than two opportunities during each 12-month period hereunder, commencing upon the effective date of this Agreement.

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           11. Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand-delivered and a signed receipt is given therefor or mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to the Corporation to:

                  SecurFone America, Inc.
                  William Stueber, President
                  5850 Oberlin Street
                  San Diego, CA 92121
                  Fax 619-587-2914


  and if to the Employee to:

                    Derek Davis
                    5850 Oberlin Street, Suite 220
                    San Diego, CA 92121
                    Fax 619-587-2914

  or at such other address as either party hereto shall notify the other of in writing.

           12.  Miscellaneous.

                    12.1. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall be binding upon the Employee and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of the Employee. Neither this Agreement nor any part hereof or interest herein shall be assigned by the Employee.

                    12.2. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by each party hereto.

                    12.3. The use of any gender herein shall be deemed to be or include the other genders and the neuter and the use of the singular herein shall be deemed to be and include the plural (and vice versa), wherever appropriate.

                    12.4. This Agreement shall be governed by and enforced and construed in accordance with the laws of the State of Delaware.


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                    12.5. This Agreement sets forth the entire, integrated
  understanding and agreement of the parties hereto with respect to the subject matter hereof.

                    12.6. The headings in this Agreement are included for the convenience of reference and shall be given no effect in the construction of this Agreement.

                    12.7. In the event of a breach of this Agreement, the non-breaching party hereto may maintain an action for specific performance against the party hereto who is alleged to have breached any of the terms, conditions, representations, warranties or agreements, herein contained. Anything contained herein to the contrary notwithstanding, this Section shall not be construed to limit in any manner whatsoever any other rights or remedies an aggrieved party may have by virtue of any breach of this Agreement. Each of the parties hereto shall have the right to waive compliance with or the fulfillment, satisfaction or enforcement of any warranty, representation, covenant, promise, agreement or condition herein set forth, but the waiver by any party of such right shall not be deemed a waiver of compliance with or fulfillment, satisfaction or enforcement of any other warranty, representation, covenant, promise, agreement or condition herein set forth or to seek redress for any breach thereof on any subsequent occasion, nor shall any such waiver be deemed effective unless in writing and signed by the party so waiving.

          IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first hereinabove set forth.




                                           SECURFONE AMERICA,INC.
  ATTEST:

                                           By: /s/ William Stueber II
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                                               William Stueber, President


  WITNESS:

                                             /s/ Derek Davis
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                                             Derek Davis, Employee


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